Exhibit 99.1

AMC NETWORKS INC. REPORTS FULL
YEAR AND FOURTH QUARTER 2013 RESULTS

Full Year 2013 Highlights:

•	Net revenues increased 17.7% to $1.592 billion

•	Operating income increased 60.4% to $582 million

•	AOCF[1] increased 12.6% to $524 million
New York, NY - February 27, 2014: AMC Networks Inc. ("AMC Networks" or the "Company") (NASDAQ: AMCX) today reported financial results for the full year and fourth quarter ended December 31, 2013.
President and Chief Executive Officer Josh Sapan said: “In 2013, we delivered strong financial results, with double digit increases in both net revenues and adjusted operating cash flow driven by the success of our original programming at AMC, IFC, SundanceTV and WE tv. AMC set ratings records for Breaking Bad and The Walking Dead, which continues to be the #1 show on all of television among adults 18-49. WE tv solidified itself as a top cable network for women, especially on Thursday nights, with franchise series Braxton Family Values and Mary Mary. SundanceTV, which became an ad-supported network, had a landmark year with acclaimed and award-winning scripted programming including Top of the Lake, Rectify and The Returned. IFC had its best year ever with growth across all demos and day parts, most notably a 20% increase in total viewers in prime, with popular shows including Portlandia and Maron. As part of a long-term strategy to expand internationally, we acquired Chellomedia and in the year ahead, we look forward to integrating this strong, well-managed business into our growing global platform.”
Fourth Quarter Results
Fourth quarter net revenues increased $69 million, or 18.7%, to $435 million over the fourth quarter of 2012, led by 19.3% growth at National Networks and a 7.0% increase at International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $98 million, a decrease of 4.5%, or $5 million, versus the prior year period. AOCF in the fourth quarter of 2013 included a charge of $52 million related to the write-off of programming assets. AOCF growth for the fourth quarter was also impacted by the litigation and associated carriage dispute with DISH Network L.L.C. (“DISH Network”) in 2012. National Networks AOCF decreased 1.0% and International and Other AOCF declined $4 million versus the prior year period. Operating income was $85 million, an increase of 5.3%, or $4 million, versus the prior year period.
Fourth quarter net income from continuing operations was $35 million ($0.49 per diluted share), compared with $15 million ($0.21 per diluted share) in the fourth quarter of 2012. The increase resulted from the growth in operating income and a decrease in debt related charges.
Full Year Results
Full year 2013 net revenues increased $239 million, or 17.7%, to $1.592 billion over full year 2012,

1. See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

reflecting 18.4% growth at National Networks and 6.9% growth at International and Other. AOCF totaled $524 million, an increase of 12.6%, or $59 million, versus the prior year period. AOCF reflected the impact of a $51 million year-over-year increase in the write-off of programming assets. AOCF growth for the full year was also impacted by the litigation and associated carriage dispute with DISH Network in 2012. National Networks AOCF increased 13.0% and International and Other AOCF decreased $5 million. Operating income was $582 million, an increase of $219 million, or 60.4%, versus the prior year period. The operating income increase resulted from 23.0% growth at National Networks and an increase of $125 million at International and Other. International and Other operating income included a litigation settlement gain recorded in the second quarter of 2013 of $133 million.
Full year net income from continuing operations was $291 million ($4.00 per diluted share), compared with $137 million ($1.89 per diluted share) in the prior year period. The increase principally resulted from the growth in operating income.
For the full year ended December 31, 2013, net cash used in operating activities was $49 million and Free Cash Flow2 was negative $74 million. These amounts represent a decrease of $619 million and $624 million, respectively, compared to the prior year period. The decrease was primarily the result of the timing of payments related to the VOOM HD settlement agreement. Excluding the impact of this item, Free Cash Flow decreased primarily due to an increase in working capital and cash income taxes partially offset by improved operating performance.
Segment Results

(dollars in thousands)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	Change	2013	2012	Change
Net revenues:
National Networks	$404,042	$338,551	19.3%	$1,485,016	$1,254,186	18.4%
International and Other	34,894	32,619	7.0%	122,429	114,541	6.9%
Inter-segment eliminations	(3,689)	(4,458)	17.2%	(15,587)	(16,150)	3.5%
Total net revenues	$435,247	$366,712	18.7%	$1,591,858	$1,352,577	17.7%

AOCF:
National Networks	$105,640	$106,694	(1.0)%	$555,911	$492,129	13.0%
International and Other	(8,214)	(4,302)	(90.9)%	(35,466)	(30,040)	(18.1)%
Inter-segment eliminations	875	522	67.6%	3,744	3,328	12.5%
Total AOCF	$98,301	$102,914	(4.5)%	$524,189	$465,417	12.6%
National Networks
National Networks principally consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and SundanceTV.
Fourth Quarter Results
National Networks revenues for the fourth quarter 2013 increased 19.3% to $404 million, AOCF declined 1.0% to $106 million, and operating income grew 9.5% to $98 million, all compared to the prior year period.
Fourth quarter growth in revenues was led by a 30.9% increase in advertising revenues to $205 million. The increase in advertising revenues was due to strong demand for our original programming, primarily at AMC. Distribution revenues increased 9.4% to $199 million. The growth in distribution revenues was primarily attributable to growth in affiliate fees as well as increases in licensing revenues.

2. See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 4 of this earnings release.

Fourth quarter AOCF decreased 1.0% to $106 million reflecting the increase in revenues offset by an increase in expenses. The increase in expenses was primarily attributable to higher programming expense, including the $52 million charge previously noted, partially offset by a decline in marketing expense compared to the prior year period. The operating income increase reflected the decrease in AOCF offset by a reduction in amortization expense.
Full Year Results
National Networks revenues for the full year 2013 increased 18.4% to $1.485 billion, AOCF rose 13.0% to $556 million, and operating income grew 23.0% to $502 million, all compared to the prior year period.
Full year growth in revenues was led by a 26.7% increase in advertising revenues to $663 million. The increase in advertising revenues was due to strong demand for our original programming. Distribution revenues increased 12.4% to $822 million. The growth in distribution revenues was primarily attributable to growth in affiliate fees as well as digital and licensing revenues.
Full year AOCF increased 13.0% to $556 million reflecting the increase in revenues partially offset by an increase in expenses. The increase in expenses was primarily attributable to higher programming expense compared to the prior year period. The operating income increase reflected the growth in AOCF and a reduction in amortization expense.
International and Other
International and Other principally consists of AMC/Sundance Channel Global, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; AMC Networks Broadcasting & Technology, the Company’s network technical services business; various developing online content distribution initiatives; and VOOM HD.
Fourth Quarter Results
International and Other revenues for the fourth quarter of 2013 increased $2 million to $35 million, AOCF declined $4 million to a deficit of $8 million, and operating loss increased $5 million to $13 million, all compared to the prior year period.
Fourth quarter revenues principally reflected an increase in affiliate fee revenues related to the Company’s international operations partially offset by a decrease in revenues at IFC Films.
Fourth quarter AOCF reflected the increase in revenues offset by an increase in expenses. The increase in expenses was primarily related to the Company’s international operations and professional fees related to the Company’s acquisition of Chellomedia. Operating loss results reflected the decline in AOCF as well as an increase in depreciation expense.
Full Year Results
International and Other revenues for the full year 2013 increased $8 million to $122 million, AOCF decreased $5 million to a deficit of $35 million, and operating income increased $125 million to $77 million, all compared to the prior year period.
Full year growth in revenues principally reflected an increase in affiliate fee revenues related to the Company’s international operations partially offset by a decrease in revenues at IFC Films.
Full year AOCF reflected the increase in revenues offset by an increase in expenses. The increase in expenses was primarily related to IFC Films and the Company’s international operations. Operating income results reflected the previously noted $133 million VOOM HD litigation settlement gain partially offset by the decline in AOCF and an increase in depreciation expense.
Other Matters
Chellomedia Acquisition
As previously disclosed, on January 31, 2014, the Company completed its acquisition of substantially all of Chellomedia, the international content division of Liberty Global plc, for €750 million (approximately $1.0 billion).
Please see the Company’s Form 10-K for the period ended December 31, 2013 for further details.
DISH Network
As previously disclosed, on October 21, 2012, DISH Network and the Company entered into a settlement agreement, which included a payment of $700 million in cash proceeds. As of December 31, 2012, $350 million of the settlement proceeds were preliminarily distributed to each of Cablevision and the Company. On April 8, 2013, Cablevision and the Company entered into an agreement to finalize the allocation of the $700 million in settlement proceeds. As a result of the April 8th agreement, the Company retained $175 million and paid the remaining $175 million of the $350 million that was previously distributed to it to Cablevision. Additionally, during the second quarter, the Company recorded to operating income a litigation settlement gain of approximately $133 million.
Please see the Company’s Form 10-K for the period ended December 31, 2013 for further details.
Description of Non-GAAP Measures
The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, restructuring expense or credit and the litigation settlement gain recorded in connection with the settlement with DISH Network. The Company does not consider the one-time litigation settlement gain with DISH Network to be indicative of its ongoing operating performance. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.
The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.
Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.
Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its fourth quarter 2013 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 51439243.
About AMC Networks Inc.
AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which includes AMC, WE tv, IFC and SundanceTV; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company’s independent film distribution business; and AMC Networks Broadcasting & Technology, the Company’s network technical services business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.
Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three and Twelve Months Ended December 31, 2013 and 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues, net	$435,247	$366,712	$1,591,858	$1,352,577
Operating expenses:
Technical and operating (excluding depreciation and amortization)	230,844	158,530	662,233	507,436
Selling, general and administrative	111,352	109,624	425,735	396,926
Restructuring credit	—	—	—	(3)
Depreciation and amortization	8,079	17,894	54,667	85,380
Litigation settlement gain	—	—	(132,944)	—
	350,275	286,048	1,009,691	989,739
Operating income	84,972	80,664	582,167	362,838
Other income (expense):
Interest expense	(28,958)	(38,588)	(115,860)	(127,778)
Interest income	220	195	819	502
Write-off of deferred financing costs	(4,007)	(1,216)	(4,007)	(1,862)
Loss on extinguishment of debt	(1,087)	(10,774)	(1,087)	(10,774)
Miscellaneous, net	7,380	(21)	6,969	(652)
	(26,452)	(50,404)	(113,166)	(140,564)
Income from continuing operations before income taxes	58,520	30,260	469,001	222,274
Income tax expense	(23,558)	(15,069)	(178,841)	(86,058)
Income from continuing operations	34,962	15,191	290,160	136,216
Income from discontinued operations, net of income taxes	—	—	—	314
Net income including noncontrolling interests	34,962	15,191	290,160	136,530
Net loss from noncontrolling interests	417	—	578	—
Net income attributable to AMC Networks’ stockholders	$35,379	$15,191	$290,738	$136,530

Basic net income per share attributable to AMC Networks’ stockholders:
Income from continuing operations	$0.49	$0.22	$4.06	$1.94
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.49	$0.22	$4.06	$1.94

Diluted net income per share attributable to AMC Networks’ stockholders:
Income from continuing operations	$0.49	$0.21	$4.00	$1.89
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.49	$0.21	$4.00	$1.89

Weighted average common shares:
Basic weighted average common shares	71,660	70,636	71,543	70,374
Diluted weighted average common shares	72,835	72,347	72,703	72,236

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2013
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$105,640	$(3,902)	$(4,186)	$—	$97,552
International and Other	(8,214)	(4,177)	(1,064)	—	(13,455)
Inter-segment eliminations	875	—	—	—	875
Total	$98,301	$(8,079)	$(5,250)	$—	$84,972

	Three Months Ended December 31, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$106,694	$(14,155)	$(3,465)	$—	$89,074
International and Other	(4,302)	(3,739)	(891)	—	(8,932)
Inter-segment eliminations	522	—	—	—	522
Total	$102,914	$(17,894)	$(4,356)	$—	$80,664

	Twelve Months Ended December 31, 2013
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$555,911	$(37,873)	$(16,213)	$—	$501,825
International and Other	(35,466)	(16,794)	(4,086)	132,944	76,598
Inter-segment eliminations	3,744	—	—	—	3,744
Total	$524,189	$(54,667)	$(20,299)	$132,944	$582,167

	Twelve Months Ended December 31, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$492,129	$(70,436)	$(13,576)	$—	$408,117
International and Other	(30,040)	(14,944)	(3,626)	3	(48,607)
Inter-segment eliminations	3,328	—	—	—	3,328
Total	$465,417	$(85,380)	$(17,202)	$3	$362,838

(a)
Results for the twelve months ended December 31, 2013 include a $132,944 litigation settlement gain related to the VOOM HD lawsuit settlement agreement (see the “Other Matters” section of this release for further details). Results for the twelve months ended December 31, 2012 include a $3 restructuring credit.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	December 31, 2013	September 30, 2013	December 31, 2012
National Networks Subscribers (a)
AMC	97,400	99,000	98,900
WE tv	84,000	84,800	81,500
IFC	69,900	70,900	69,600
SundanceTV	56,200	57,000	54,100

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

Capitalization	December 31, 2013
Cash and cash equivalents	$521,951
Credit facility debt (a)	$880,000
Senior notes (a)	1,300,000
Total debt	$2,180,000
Net debt	$1,658,049
Capital leases	14,105
Net debt and capital leases	$1,672,154
LTM AOCF (b)	$524,189
Leverage ratio (c)	3.2 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facility.

Free Cash Flow	Twelve Months Ended December 31,
	2013	2012
Net cash (used in) provided by operating activities (a)	$(49,463)	$569,132
Less: capital expenditures	(24,303)	(18,557)
Free cash flow (a)	$(73,766)	$550,575

(a)
Net cash used in operating activities and free cash flow for the twelve months ended December 31, 2013 includes a $175 million payment to Cablevision made in the second quarter of 2013 and approximately $23 million of cash income tax payments related to the VOOM HD litigation settlement. Net cash provided by operating activities and free cash flow for the twelve months ended December 31, 2012 includes a $350 million payment received in the fourth quarter of 2012 and approximately $24 million of cash income tax payments related to the VOOM HD litigation settlement. See the “Other Matters” section of this release for further details.